                                                                     EXHIBIT 8.1

                [FORM OF TAX OPINION TO BE DELIVERED AT CLOSING]

                     [GALLAGHER & KENNEDY, P.A. LETTERHEAD]

                              _____________, 199_



AVCOM International, Inc.
Post Office Box 1243
561 Highway 179
Sedona, Arizona  86336

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Agreement and Plan of Merger (the "Agreement") executed September 22, 1996, subsequently amended on November 12, 1996 and December 18, 1996, by and among Signature Resorts, Inc., a Maryland corporation ("SIGR"), and AVCOM International, Inc., a Delaware corporation ("AVCOM"). AS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SIGR ("AS Acquisition"), will merge into AVCOM (the "Merger") pursuant to the Agreement.

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     For the purpose of rendering our opinion, we have examined and are relying upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

     1.   The Agreement;

     2. Representations made to us by SIGR, AS Acquisition, AVCOM, officers and directors of SIGR, AS Acquisition and AVCOM, and shareholders of AVCOM holding five percent or more of the outstanding stock of AVCOM;

     3. The Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 18, 1996, as amended to the date hereof, in connection with the issuance of shares of SIGR Stock in the Merger (the "Registration Statement");

     4. An opinion received by SIGR from Montgomery Securities that the Merger is fair to the shareholders of SIGR as of the Closing Date of the Merger; and

     5. Such other instruments and documents related to the formation, organization and operation of SIGR, AS Acquisition and AVCOM and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion we have assumed and are relying upon, without any independent investigation or review thereof, the following:

     1. The genuineness of all signatures on, and the authenticity of, original documents, the conformity to original documents of all documents submitted to us as copies, and the due authorization, execution and delivery of all documents;

AVCOM International, Inc.
________________, 199_
Page 2

     2. The transactions described in the Agreement will be consummated in accordance with their terms, without waiver of any material provision thereof, and the Merger will be effective under applicable state laws;

     3. The shareholders of AVCOM do not, and will not on or before the Closing Date of the Merger, have an existing plan or intent to dispose of an amount of SIGR Stock to be received in the Merger such that the shareholders of AVCOM will not retain a meaningful continuing equity ownership in SIGR that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. (S) 1.368-l(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

     4. AVCOM is not a collapsible corporation within the meaning of Section 341(b) of the Code;

     5. All of the AVCOM Shares for which dissenters' or appraisal rights are perfected and all of the AVCOM Shares exchanged for SIGR Stock or for payment in lieu of a fractional share of SIGR Stock (i) are capital assets in the hands of the AVCOM shareholder, (ii) were not acquired pursuant to the exercise of an employee stock option or otherwise in connection with the performance of services, and (iii) are not "Section 306 stock" within the meaning of Section 306 of the Code; and

     6. Payments to a shareholder of AVCOM due to perfection of dissenters' or appraisal rights or in lieu of fractional shares of SIGR stock (i) are neither essentially equivalent to a dividend nor have the effect of a distribution of a dividend, (ii) will be received within six months of the Closing Date of the Merger and the same taxable year of the shareholder as the Closing Date of the Merger, and (iii) with respect to payments to dissenters, will be from the respective corporation in which dissenters' or appraisal rights were perfected.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the following consequences will result:

     1. The Merger will be a reorganization as defined in Section 368(a) of the Code;

     2. No gain or loss will be recognized by the shareholders of AVCOM upon the receipt pursuant to the Merger of SIGR Stock solely in exchange for their AVCOM Shares;

     3. The aggregate basis of the SIGR Stock received by each shareholder of AVCOM will be the same as the aggregate basis of the AVCOM Shares surrendered in exchange therefor;

     4. The holding period for each share of SIGR Stock received by each shareholder of AVCOM in exchange for AVCOM Shares will include the period for which such shareholder held the AVCOM Shares exchanged therefor;

     5. A shareholder of AVCOM who exercises dissenters' or appraisal rights under any applicable law with respect to AVCOM Shares and receives payment for such shares in cash will recognize capital gain or capital loss measured by the difference between the amount of cash received and the shareholder's basis in such shares; and

     6. A shareholder of AVCOM who receives a cash payment in lieu of a fractional share of SIGR Stock will be treated as if the fractional share were distributed in the Merger and then redeemed by SIGR, and such shareholder will recognize capital gain or capital loss measured by the difference between the amount of cash received and the shareholder's basis in the fractional share (which will be a pro-rata portion of the shareholder's basis in the SIGR Stock received in the Merger).

AVCOM International, Inc.
________________, 199_
Page 3

     In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

     1. Our opinion of the consequences expressed herein is based upon our interpretation of the federal income tax treatment of the Merger under the Code and existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the consequences set forth herein. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws;

     2. This opinion only addresses certain federal income tax consequences of the Merger and does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding (i) the amount, existence, and/or availability, after the Merger, of any of the federal income tax attributes of AVCOM (including, without limitation, net operating loss carryforwards, if any, of AVCOM or its subsidiaries), (ii) the potential application of the "disqualifying disposition" rules of Section 421 to dispositions of SIGR Stock or AVCOM Shares, or (iii) the effects of the Merger and SIGR's assumption of outstanding options to acquire AVCOM Shares on the holders of such options under any AVCOM employee stock option or stock purchase or other compensatory plan; and

     3. This opinion is intended solely for your benefit in connection with the Merger; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent, however, to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the Prospectus/Proxy Statement constituting a part thereof, and any amendments thereto.

     In the event any one of the statements, representations, warranties or assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                         Very truly yours,

                         GALLAGHER & KENNEDY, P.A.